AGREEMENT


     THIS AGREEMENT entered into as of this 1st day of May, 1997


                         BY AND BETWEEN:

     THE NEW YORK, SUSQUEHANNA AND WESTERN RAILWAY CORPORATION

                               AND

              THE BROTHERHOOD OF LOCOMOTIVE ENGINEERS


        SCHEDULE OF WAGES AND RULES OF LOCOMOTIVE ENGINEERS



                           WITNESSETH
                           ----------

     WHEREAS, the National Mediation Board by Certification dated January 19, 1981, 8 NMB No. 64, Case No. R 5172, certified that the Brotherhood of Locomotive Engineers had been duly designated and authorized to represent, for purposes of the Railway Labor Act, as amended, the craft or class of Locomotive Engineer employees of The New York, Susquehanna and Western Railway Corporation, its successors and assigns, after finding that the carrier maintained a composite craft of operating employees, all of whom are qualified Locomotive Engineers, or are eligible by training and promotion to become qualified Locomotive Engineers, and

     WHEREAS, the Corporation and the Employees recognize that contractual provisions tailored to and necessary for the successful operations of this property are essential to the preservation of rail service and related employment opportunities,

     NOW, THEREFORE, in consideration of the premises and conditions herein contained, the parties have reached the following agreement as a result of collective bargaining for the purpose of facilitating the peaceful adjustment of differences that may arise during operations, from time to time thereafter, and to promote harmony and efficiency to the end that the employees and The New York, Susquehanna and Western Railway Corporation and the general public may mutually benefit thereby.

                            PREAMBLE
                            --------
     This agreement will apply to the work or service of transporting goods, commodities and passengers by the employees specified herein and governs the rates of pay, hours of service and working conditions of all such employees engaged in the operation of engines and trains, remote control devices used to operate engines and any other motive power used in performing the work or services provided by train crews and all work generally recognized as the work of train crews and performed on the main lines, branch lines, within yard facilities, or on sidings and industrial tracks, in any class of service; road, yard, local, freight or passenger and work trains.

     It is understood that the duties and responsibilities of Engineers shall be the duties and responsibilities directly related to transporting goods, commodities and passengers by rail. The duties and responsibilities of Engineers will not be assigned to others and the duties and responsibilities of other crafts will not be assigned to Engineers, unless mutually agreed between the representative of the Carrier and the
Brotherhood of Locomotive Engineers.   If a new type of locomotive or
motive power is placed into service, Engineers will be instructed in the operation of the new type of locomotive power, and will be used to operate it.

     It is understood that all Engineers will be licensed properly in accordance with Federal and applicable State and Provincial laws and regulations. The Carrier is to ensure that all employees who are required to be examined or licensed pursuant to Federal, State and Provincial regulations or statutes shall be so advised and shall make arrangements for said examinations or licensing that may be required. No employee shall be allowed to operate equipment or work in engine service unless they are in compliance with the above requirements. Any and all fees that may be required by a governmental agency to obtain or maintain compliance with the requirements of any Federal, State or Provincial regulations or statutes applicable to Engineers shall be paid for by the Carrier.

     The New York, Susquehanna and Western Railway Corporation recognizes the General Committee of Adjustment of the Brotherhood of Locomotive Engineers, the designated representative of which is signatory hereto, as the bargaining representative of all Engineers employed by The New York, Susquehanna and Western Railway Corporation.

     "Duly Accredited Representative" means the General Chairman of the Brotherhood of Locomotive Engineers having jurisdiction, Local Chairman, or any elected or appointed officer of the Brotherhood of Locomotive Engineers designated by the General Chairman.

     "Designated Carrier Official" means a person or persons designated by the President of The New York, Susquehanna and Western Railway Corporation.

     The General Committee of Adjustment of the Brotherhood of Locomotive Engineers shall represent all Locomotive Engineers in the making of agreements concerning rates of pay, rules and working conditions and interpretations thereof.

     All controversies affecting Locomotive Engineers shall be handled in accordance with the interpretations of this agreement as agreed upon between the Committee of the Brotherhood of Locomotive Engineers and The New York, Susquehanna and Western Railway Corporation.


                                   ARTICLE I
                                     WAGES
                                   ---------
Section 1.

(A) Road Crew assignments are           5/01/97-  5/01/98-  5/01/99-
    between Binghamton, NY              4/30/98   4/30/99   4/30/2000
    and Jersey City, NJ

   Road Crew Rates per trip.            $ 217.32  $ 223.92  $ 230.64

After twelve (12) hours they will be paid at the current hourly rate till they are finished with their tour of duty.

If road crews, after arrival at final terminal, are required to handle cars other than their own train or operate their train beyond the terminal, they will be paid for such time worked at the current hourly rate in addition to their trip rate.

(B) HOURLY RATES OF PAY:
                                 HOURLY         HOURLY         HOURLY
JOB           SERVICE            RATE           RATE           RATE
TITLE         REQUIREMENTS       5/01/97-       5/01/98-       5/01/99-
                                 4/30/98        4/30/99        4/30/2000
------------- -------------      --------       --------       ---------
Locomotive    0-6 months         $13.09         $13.48         $13.89
Engineer
Trainee I
Locomotive    6 mos.- 1 yr.      $16.72         $17.22         $17.75
Engineer II

Locomotive    over 1 yr.         $18.11         $18.66         $19.22
Engineer III

     The Corporation is not prohibited from advancing engineers to any category prior to the expiration of the service requirements.

Section 2. (a) Employees shall be paid every Monday. Payment shall be made (at the employee's election) by direct deposit, by delivery of the payment to the employee's on-off duty point on the payment date, or by mailing the payment to the employee by depositing the same with the United State Postal Service, first-class prepaid mail, on the prior Friday.

               (b) Should the payday fall on a legal holiday, the employee shall be paid on the following work day.

               (c) Voucher for pay shortages equal to one (1) day or more shall be paid by voucher upon request.

Section 3. Copy of Agreement - The New York, Susquehanna and Western Railway Corporation, at it's expense, shall furnish each employee covered by this agreement, one copy of this agreement, in the booklet form, including any revisions thereto.


                                    ARTICLE II
                       ON-OFF DUTY POINTS - HOME TERMINALS
                       -----------------------------------

Section 1. "Home Terminal Engineers" shall be those engineers holding regular assignments pursuant to the procedures set forth on Exhibit A attached hereto. It is agreed than on the Northern Division (i) Binghamton is recognized as a home terminal for no less than five (5) engineers, (ii) Syracuse is recognized as a home terminal for no less than two (2) engineers, and (iii) Utica is recognized as a home terminal for no less than two (2) engineers. It is agreed that on the Southern Division there will be no fewer than six (6) Home Terminal Engineers. It is agreed if there is a decline in business on the Northern Division and the Southern Division the number of Home Terminal Engineers will have to be adjusted accordingly by the Carrier's Vice President - Operations. Notwithstanding the foregoing, in the event that all Home Terminal Engineer positions at Utica are not filled, then Utica may be deleted as a home terminal by the Carrier in its discretion.

Section 2. A Northern Division Engineer shall not be forced to report to duty at the other Division Terminal ("Foreign Terminal") unless no other engineers assigned to the Division are available for that assignment and then only in accordance with the following:

     i) In the event a Home Terminal Engineer is forced to report for an assignment at the foreign terminal, he shall receive the equivalent of two
(2) hours wages for doing so along with car allowance at the rate of twenty-two cents (.22 cents) per mile to and from the away from home terminal, and shall end that assignment only when he returns to his home terminal.

     (ii) In the event an Extra Board Engineer is forced to report for an assignment at the foreign terminal, he shall receive pay at the hourly rate for deadheading to, but not from, the foreign terminal together with a car allowance at the rate of twenty-two cents (.22) per mile for the actual increase in commuting distance from his home to and from the foreign terminal over the commuting distance from his home to and from his home terminal.

    (iii) An Engineer may not elect to decline an assignment which has as its effect the forcing of an Engineer from the foreign terminal to accept that assignment.

Section 3.     Extra Board:

     (A)  To be established and recognized as:

          1.  Ridgefield Park, New Jersey - Southern Division
          2.  Binghamton, New York - Northern Division
          3.  Syracuse, New York - Northern Division

     (B) The extra board will be governed and regulated by the Carrier's Vice President - Operations and the General Chairman of the Brotherhood of Locomotive Engineers. In so doing, it will be the goal to expand the extra board when extra board engineers are consistently working more than sixty
(60) hours per week and to contract the extra board when extra board engineers are consistently working less than thirty-six (36) hours per week.

Section 4.     On-Off Duty Points:

     An engineer's on and off duty point will be the same, except in the case of the Northern Division when an Engineer has been forced to an assignment at the Foreign Terminal and in the case of engineers operating trains via Port Jervis. It is agreed that Ridgefield Park, Butler and Hawthorne on the Southern Division, and Binghamton, Syracuse and Utica on the Northern Division are recognized as on-duty points. The designation of additional on-duty points is negotiable when mutually agreed upon. The Company shall provide wash rooms, rest rooms, locker facilities and lighted parking facilities at on-duty points. This section shall not apply to work trains.


                            ARTICLE III SENIORITY
                            ---------------------
Section 1.

     (A) The right to preference of work by locomotive engineers possessing necessary fitness and ability will be governed by the procedures set forth on Exhibit A attached hereto.

     (B) Seniority of engineers will date from the time they enter the service of the Corporation except:

          1. Seniority of the former New York, Susquehanna and Western Railroad Company employees shall date from date of hire with that Company and the roster shall indicate primary (prior) rights to perform specific duties.

          2. Seniority of Northern Division employees, who previously held seniority on the Delaware Otsego Corporation roster, shall date from their date of hire on that roster.

     (C) Engineers on the Southern Division roster will be placed, in seniority order, on the bottom of the Northern Division roster. Engineers on the Northern Division roster will be placed, in seniority order, on the bottom of the Southern Division roster.

     (D) Employees hired in the Transportation Department on and after July 1, 1982 will be trained for the purpose of establishing eligibility as locomotive engineer and will hold no other primary rights. Such employees will be subject to the probationary provisions of this Article and upon establishing eligibility, as provided in Article III, will rank on the roster from the date of hire. This being equal, they will be ranked by lottery, jointly supervised by the Corporation and Brotherhood representatives.

     (E) A locomotive engineer's roster, indicating the seniority ranking and other pertinent data, shall be issued once each year and posted on January 1st on bulletin boards accessible to the employees. If not challenged within sixty (60) days after such posting, no protest against the seniority dates on the roster will thereafter be recognized.

     (F) When from any cause it becomes necessary to furlough engineers from the working list, such reductions shall be made in reverse order of seniority. When engineers are furloughed due to reduction in force, they will retain and accumulate all seniority rights, provided they return to service within seven (7) days after being served with notice, by personal visit, telegram or certified letter to the last address furnished the Corporation, that their service is requested.

     (G) In the event that forced assignment of engineers should become necessary, such forcing shall be made in reverse order of seniority from engineers assigned to the division.

Section 2. The first four (4) calendar months from the date of their hiring, shall be a probationary period for new employees. The New York, Susquehanna and Western Railway Corporation may discharge such employees at any time during the probationary period and the discharge shall not be subject to the grievance and arbitration provisions of this Agreement or be questioned by the employee's representative.

 Section 3. The Carrier will provide the General Chairman with a list of employees who are hired or terminated, their home addresses, and Social Security numbers if available, otherwise the employee's identification numbers. The data will be supplied within thirty (30) days after the month in which the employee is hired or terminated.

Section 4. No employee shall be added to the seniority roster after January 1, 1994 until such employee has successfully completed four (4) calendar months in transportation service as an engineer under this agreement and has complied with the provisions of Article V.

Section 5. Resignation. Employees may resign at any time at their discretion. Such resignation shall be in writing and submitted to the Vice President - Operations, with a copy to the General Chairman. Oral resignations shall not be accepted.


                                ARTICLE IV
                           GUARANTEED WORK WEEK
                           --------------------

     Unless furloughed by written notification, every Home Terminal Engineer, except those at Utica, NY, will be guaranteed a minimum of forty hours pay during a work week. For purposes of this Article, the work week will be Monday through Sunday.

     This Article does not apply to employees on the Extra Board.


                                ARTICLE V
                   EXAMINATION AND INSTRUCTION CLASSES
                   -----------------------------------

Section 1. Engineers entering service will be required to pass a medical examination, hazardous materials training, a book of rules class (NORAC) every year, and such other training necessary to meet governmental requirements. Engineers will be required to attend such other training deemed necessary by the Carrier to safely and efficiently carry out their duties as engineers. When they pass a satisfactory examination, they will be furnished with a certificate showing the same.

               Compensation of eight hours pay at the current rate will be allowed for attending training classes and examinations. If the employee fails and has to be reexamined, compensation will be paid for the subsequent examination which he passes, except that there will be no compensation for subsequent examinations prompted by violation of Rule G. Mileage to training and examinations at the Carrier's current rate shall be paid only if such is held at a location more than twenty (20) miles from the employee's on-off duty point.

Section 2. Except as required by law or government regulation, reasonable advance notice of all examinations will be given.

Section 3. Engineers in the service of this Carrier will be examined by a Carrier physician or other appropriate professional whenever in the opinion of the Carrier there is reason to believe that their physical condition, color perception, acuteness of vision or hearing has become impaired to the extent that might render their service unsafe.

Section 4. There shall be no agreements for restricted or special duty unless agreed to in writing by the Carrier's Vice President - Operations and the General Chairman.


                                    ARTICLE VI
                               BASIS OF DAY'S WORK
                               -------------------

Section 1. Regular crew assignments will have the same working hours for all members of the crew. So far as practicable, assignments shall be scheduled for eight (8) hours work, and eight (8) hours or less shall constitute a day's work.

Section 2. Time for which Engineers will be paid shall begin at the time they are required to report for duty and end at the time they are relieved from the performance of all duties at the designated point with a minimum of eight (8) hours pay.

Section 3. When Engineers are required to report for duty, they shall be paid for the total time on duty or held for duty with a minimum of eight
(8) hours pay except as provided herein.

Section 4. If an assignment is annulled, the engineers who are available and scheduled to report for an assignment will be paid a minimum of four (4) hours plus mileage to and from the location. This provision will apply to an assignment on either Division only after all crew members have been called and the full crew is assigned and less than two (2) hours notice of annulment is provided.

Section 5. An engineer who marks off sick after reporting to work shall be paid for time on duty.

Section 6. It is agreed that the local and general committeemen required to attend labor conferences at the request of the carrier will be allowed eight (8) hours pay.

Section 7. Any engineer on board a locomotive that is involved in an accident which results in a fatality shall be allowed eight (8) hours pay at the current rate for each day on which such engineer attends Employee Assistance Plan sessions, up to a maximum of three (3) days within six (6) months of such accident.


                                   ARTICLE VII
                          MEAL PERIOD AND CAR ALLOWANCE
                          -----------------------------

Section 1. Transportation crews, other than Road Crews, will be allowed sufficient time for a meal period, not to exceed thirty (30) minutes, without deductions in pay within a reasonable time after going on duty, and in no event will be required to work less than four (4) hours nor longer than six (6) hours without being afforded time for a meal period. In the event a meal period is denied within this time limit after request, the crew will be paid one (1) hour at the current hourly rate, and if a crew is not allowed a meal period within that days duty, they will be paid an additional one (1) hour at the current hourly rate for a total of two (2) extra hours pay. Crews, other than Road Crews, handling time-sensitive intermodal traffic that cannot be afforded a lunch period between the 4th and 6th hour will be afforded either (i) a meal-in-route allowance of $9.33; or (ii) a meal period at arrival at the terminal but not later than the end of the 8th hour on service.

Section 2. Engineers held away from their home terminal for assignment shall be furnished suitable accommodations and $17.33 per day meal allowance (i.e. a total of $34.66 for a round- trip). Engineers who are dead-headed back to their home terminal rather than being held away shall be furnished $9.33 per day meal allowance.

 Engineers may be held away from home terminals for up to sixteen (16) hours without penalty. After this period engineers shall be paid their hourly rate for up to eight (8) hours terminal time. After four (4) hours terminal time, a second meal allowance of $16.00 will be paid. Holding engineers thereafter shall be subject to the same pattern of sixteen (16) hours without penalty/eight (8) hours with pay and so on.

Section 3. Claims for meal allowances shall be submitted by the employee on the Company's expense account forms, and may be submitted by telecopy to the dispatcher. All other claims for expenses shall be submitted on the Company's expense account forms with original receipts, if applicable, attached.

Section 4. The Corporation shall pay to each Engineer holding seniority pursuant to this Agreement on 5/01/97 and in active service on that date the sum of $500.00 as an allowance for unreimbursed expenses.

Section 5. When engineers are authorized to use their personal automobile on Company business, they will be allowed twenty two (.22) cents per mile (or the rate paid to other Carrier employees, whichever is greater) for such use in addition to any other compensation to which they may be entitled.

Section 6. Time permitting, if a road crew is to be deadheaded from an away from home terminal back to their home terminal, they will be allowed to eat a meal without penalty.


                                ARTICLE VIII
                                 BEREAVEMENT
                                ------------

               Employees will be excused from work due to a death in their immediate family (spouse, son, daughter, mother, father, brother, sister, mother-in-law, father-in-law, and grandparents), and will be paid eight (8) hours pay for each work day lost up to a total of three (3) days. No pay will be given for time not worked before the date of death or after the day of the funeral. Bereavement pay will not be allowed to employees absent from work because of furlough, leave of absence or actual suspension and will not duplicate payments of days the employee is compensated for holidays or vacations. Employees will be allowed to reschedule vacations in the event bereavement days overlap vacation days.


                                  ARTICLE IX
                                   HOLIDAYS
                                  ----------

Section 1. There will be ten (10) paid holidays during each year as follows:

          New Year's Eve      Labor Day
          New Year's Day      Thanksgiving
          Day Good Friday     Day after Thanksgiving
          Memorial Day        Day before Christmas
          Fourth of July      Christmas Day

               To be eligible for holiday pay, an Extra-board Engineer must be available for work the day before, the day of and the day after the holiday. To be eligible for holiday pay, a Home Terminal Engineer must be available the day before and the day after the holiday, unless such day is a regular day off.

Section 2.     An employee not working on a holiday will be allowed eight
(8) hours at the hourly rate.

Section 3. When an employee works a tour of duty which commences on a holiday, the holiday allowance provided in Section 2 will be increased to equal the time actually worked. Such allowance will be in addition to compensation for the time worked.

Section 4. When a holiday falls during an employee's vacation period, such holiday shall not be counted as a vacation day but such vacation day will be given to the employee thereafter to be taken pursuant to Article X.

Section 5. Holiday pay will be paid to an Extra-board Engineers who has been compensated for 100 hours during the 30 day period prior to the holiday, or who works on the holiday.

                                  ARTICLE X
                                   VACATION
                                  ---------

Section 1. Each employee who has been employed by the Corporation for one (1) year or more and who worked for a minimum of 1,000 hours during the previous calendar year, shall be entitled to one (1) week's vacation allowance; each employee who has been so employed for two (2) years shall be entitled to two (2) weeks vacation allowance; each employee who has been so employed for nine (9) years shall receive three (3) weeks vacation allowance; each employee who has been so employed for fifteen (15) years shall receive four (4) weeks vacation allowance; each employee who has been so employed for twenty years or more shall receive five (5) weeks vacation allowance. All such vacations shall be taken as hereinafter provided. It is understood and agreed that employees will establish vacation qualifications based on the date of hire on the seniority roster or date of hire by the Corporation, whichever is earlier.

Section 2. Vacations should normally be taken in units of one (1) or more weeks but where service requirements permit, an individual employee may be permitted by the supervising officer to take a vacation period of less than one (1) week. A full work day is the minimum vacation period to be taken.

Section 3. An employee's weekly vacation allowance will be forty (40) times the straight time hourly rate of pay of the last service performed prior to taking vacation or 1/52 per week of last year's gross wages, whichever is greater.

Section 4. Seniority in employee selection will be the basis for the establishment of vacation schedules. Vacation schedules will be established each year as follows:

          (a) On or before November 1, the Northern Division and Southern Division written blank vacation schedules will be provided by the Carrier to the General Chairman.
          (b) On or before November 8, the three most senior engineers on each roster will chose their vacation time for the ensuing year.
          (c) On or before November 15, the next three most senior engineers on each roster will chose their vacation time for the ensuing year.
          (d) The procedure described in subsections (b) and (c) shall continue in periods of seven (7) days and three (3) engineers until the bottom of the roster is reached.
          (e) Any engineer who fails to designate his vacation during the seven days provided in the procedure described above will be allowed to designate his vacation after the bottom of the roster is reached, in seniority order with any other engineer who failed to designate his vacation in the procedure described above.

Section 5. Vacations will be taken between January 1st and December 31st. However, it is recognized that the exigencies of the service may create practical difficulties in providing vacations in all instances.
Due regard, consistent with requirements of the service, shall be given to the preference of the employee in his seniority order when granting vacations. Representatives of the Corporation and of the employees will cooperate in arranging vacation periods, administering vacations and releasing employees when requirements of the service will permit. Two employees per division shall be allowed to take vacation at the same time unless, in the Carrier's discretion, the requirements of service do not allow.

Section 6. Vacations shall not be accumulated or carried over from one year to another. In cases where vacations have not been taken due to sickness, suspension or carrier request, vacation time will be rescheduled or paid for within that calendar year.

Section 7. In the event that an employee takes all or part of the earned vacation, prior to reaching the anniversary date in the anniversary year, the amount of vacation allowance will be the same as if the anniversary date has been reached.

Section 8. The vacation provided for in this Article shall be considered to have been earned when the employee has qualified under
Section 1 hereof. If an employee's employment status is terminated for any reason except voluntary resignation without two (2) weeks notice, the full vacation pay earned, up to the time of leaving the service, shall be granted upon request. If an employee entitled to vacation or vacation pay shall die, the vacation pay earned and not received shall be paid according to law.

Section 9. Employees who take vacation in a weekly block shall be considered to be on vacation (Monday - Sunday) but will be permitted to mark up for work on Saturday and Sunday if they so desire.

Section 10. The parties hereto having in mind conditions which may exist or may arise in making provisions for vacation with pay, agree that additional understandings may be entered into to implement the purpose of this Agreement, provided that such understandings shall not be inconsistent with this Article.


                                  ARTICLE XI
                                  JURY DUTY
                                  ----------

When an employee is summoned for jury duty and is required to lose time from work as a result thereof, he shall be paid for eight (8) hours pay at the current hourly rate for each day lost, subject to the following qualification requirements and limitations:

(A) The employee must furnish the Corporation with a statement from the Court of jury allowance paid and the days on which jury duty was performed, before the employee can be reimbursed.

(B) The number of days for which jury duty pay shall be paid is limited to a maximum of thirty (30) days in any calendar year.

(C) No jury duty pay will be allowed for any day on which the employee is on vacation or entitled to holiday pay, but employees shall have the right to rearrange vacation so as not to coincide with jury duty.

(D) Employees will be allowed eight (8) hours rest prior to and following completion of jury duty.

(E) Employees will give prompt notification to the Carrier of being called for jury duty.


                                 ARTICLE XII
                               LEAVE OF ABSENCE
                               ----------------

Section 1. Employees may, upon written request to their employing officer, be granted leave of absence for a period or periods not to exceed six (6) months when such leaves or extensions are agreed to by the Carrier and the General Chairman of the Brotherhood of Locomotive Engineers.

Section 2. In the event of absence occasioned by illness or injury, employees will be granted leave of absence automatically upon presentation of written request accompanied by appropriate substantiating medical evidence. Such automatic leaves will not be for a period of more than three (3) months and extensions thereof will require a new application and further substantiating medical evidence. In the event the employing officer and/or the General Chairman are not satisfied that the illness or injury is bonafide, additional evidence may be required to establish same to their satisfaction.

Section 3. Employees may return to work prior to the expiration of an authorized leave of absence period when there is no other prohibition.

Section 4. Employees accepting official positions with the Carrier or the Brotherhood of Locomotive Engineers will retain their seniority while holding such positions.

Section 5. Employees elected or appointed to public office may be granted a leave of absence for the duration of their term of office, if such office is related to railroad work.

Section 6. Employees in military service will be granted leave of absence in compliance with the law. Employees will be allowed eight (8) hours rest following completion of military tour of duty.

Section 7. Employees who do not return to service at the expiration of an authorized leave of absence period and have not submitted a written request for an extension thereof, will be notified by the Company that they are absent without permission and such notice will instruct them to return to service or to satisfactorily account for their absence within fifteen
(15) days or forfeit their seniority. A copy of the notice to the absent employee will be furnished to the General Chairman of the Brother hood of Locomotive Engineers.

Section 8. It is understood that the " leave of absence " referred to in this agreement is intended to cover a period of absence of thirty (30) days or more.

Section 9. The General Chairman will be furnished with a copy of each leave of absence granted to the employees. Employees currently on leave of absence will not be subject to this Agreement until they return.


                                  ARTICLE XIII
                              TIME LIMIT ON CLAIMS
                              --------------------

Section 1. A claim for compensation alleged to be due may be made only by a claimant or, on his behalf, by a duly accredited representative. Not later than fourteen (14) days from the date of the occurrence on which the claim is based, a claimant or his duly accredited representative must submit two time slips alleging the claim to the officer of the Corporation designated to receive time slips. The representative of the Corporation who receives the time slips from the claimant or from his duly accredited representative must acknowledge receipt of the time slips by signing and dating them, and returning the duplicate copy to the claimant or his duly accredited representative. If not presented in the manner outlined in this paragraph, a claim shall not be entertained or allowed, but improper handling of one claim shall not invalidate other claims of a like or similar nature.

Section 2. If a claimant is absent because of sickness or temporary disability, the fourteen (14) day time limit shall be extended by the number of the days the claimant is absent.

Section 3. To file a claim, a claimant or his duly accredited representative shall be required to furnish sufficient information on the time slip to identify the basis of the claim, such as:

     1.  Name, Occupation, Employee Number, Division.
     2.  Train symbol or job number and engine number(s).
     3.  On and off duty time.
     4.  Date and time of day work performed.
     5.  Location and details of work performed for which claim is filed.
     6.  Upon whose orders work was performed.
     7.  Description of instructions issued to have such work performed.

     8.  Claim being made, rule if known, and reason supporting claim.

Section 4. When a claim for compensation alleged to be due is not allowed, or should payment be made for less than the full amount claimed, the claimant shall be informed of the decision and reasons for it, in writing, within fourteen (14) days from the date that claim is received.

     Notice of denial of a claim for compensation shall be deemed given and received when one of the following actions takes place:

          a) When deposited with the U.S. postal Service, postage prepaid, certified mail return receipt requested and addressed to engineer.
          b)  Hand-delivered.
          c) Transmitted by electronic means with the engineer present, who has been given instructions to sign and date copy and return though same electronic means back to the dispatcher.
          d)  When deposited in any overnight mail service, with receipt.

     When the claimant is not so notified, the claim shall be allowed, but such payment shall not validate any other such claims, nor shall such payment establish any precedent.

Section 5. A claim for compensation denied in accordance with the foregoing Section 4 shall be invalid unless within forty-five (45) days after the date of the initial denial of the claim, the claimant's Duly Accredited Representative appeals it in writing in the following form to the Vice President - Operations:

     1.   Subject:  (Set forth nature of claim, dates, name of claimant.)

     2.   Employee's Statement of Facts:

     3.   Position of Employees:

           Note: Claims of a continuing nature shall be considered properly appealed when listed and identified with the initial claim by the Duly Accredited Representative with the Vice President - Operations.

Section 6. The Vice President - Operations shall arrange to meet on a regular basis with the Duly Accredited Representative who requests to discuss appeals which have been received by the Vice President - Operations at least ten (10) days in advance of a meeting. In the written appeal, the Duly Accredited Representative should either request to discuss the appeals at the regular meeting with the Vice President - Operations or waive the discussion and request a written response. The Vice President - Operations shall render a decision in writing to the Duly Ac-

credited Representative within forty-five (45) days of the date the Vice President - Operations receives the appeal requesting the written decision or within forty-five (45) days of the date the appeal was discussed at a meeting. If the claim is denied, the decision shall be rendered in the following form:

     1.  Corporation's Statement of Facts:
     2.  Position of Corporation:

When a claim is denied and the Duly Accredited Representative is not notified within the time limit, the claim shall be allowed but such payment shall not validate any other such claim nor shall such payment establish any precedent. Appeals received less than ten (10) days in advance of a meeting shall be scheduled for discussion at the next meeting.

Section 7. A claim for compensation denied in accordance with the foregoing Section 6 shall be invalid unless within forty-five (45) days of the date of the denial by the Vice President - Operations, the General Chairman appeals it in writing to the highest officer of the Corporation designated to handle claims. The highest officer of the Corporation designated to handle claims shall meet on a regular basis with the General Chairman upon request to discuss appeals. In the written appeals the General Chairman should either request to discuss the appeals at the regular meeting or waive the discussion and request a written response. Neither party shall be limited by the positions taken during prior handling. The highest officer of the Corporation designated to handle claims shall render a decision in writing within forty-five (45) days of the date he receives the appeal or within forty-five (45) days after discussing the claim at a meeting. When the General Chairman is not so notified, claim shall be allowed but such payment shall not validate any other such claim or establish any precedent.

Section 8. The decision of the highest officer of the Corporation designated to handle claims shall be final and binding unless within forty-five (45) days after the date of the decision, the officer is notified in writing that his decision is not accepted. In the event of such notification, the claim shall become invalid unless, within six (6) months from the date of the Corporation's decision, the claims are disposed of on the property or submitted to a tribunal having jurisdiction pursuant to law or agreement, unless the parties mutually agree to other proceedings for final disposition of said claims.

Section 9. The time limit provisions in this article may be extended at any level of handling in any particular case by mutual consent of the duly authorized officer of the Corporation and representatives of the Organization.

Section 10. The time limits set forth herein do not apply in discipline cases.

                                 ARTICLE XIV
                       DISCIPLINE AND INVESTIGATION
                       ----------------------------

Section 1. Except as provided in Section 2, no engineer shall be disciplined, suspended or dismissed from the service until a fair and impartial formal investigation has been conducted by an authorized Company representative.

Section 2.

     A. Except when a serious act or occurrence is involved, an engineer shall not be held out of service for disciplinary matters before a formal investigation is conducted. A serious occurrence is defined as: Rule "G", Insubordination, Gross Negligence, Theft.

     B. If an engineer is held out of service before a formal investigation for other than serious act or occurrence, he shall be paid what he would have earned on his assignment had he not been held out of service beginning with the day he is taken out of service and ending with the date the decision is rendered or he is returned to service, excluding the day of the formal investigation whether or not he is disciplined.

     C. Formal investigations, except those involving a serious act or occurrence, may be dispensed with when the engineer involved and the Duly Accredited Representative and an authorized officer of the Corporation, through informal handling, are able to resolve the matter to their mutual interest. A request for informal handling must be made at least twenty four (24) hours before the formal investigation is scheduled to begin. No formal transcript, statement or recording shall be taken at the informal handling. When a case is handled informally and the matter of responsibility and discipline to be assessed, if any, is resolved, no formal investigation shall be required.

          A written notice of the discipline assessed and the reason therefore shall be issued to the engineer responsible, with a copy to the Duly Accredited Representative if he participated in the informal handling,
at the conclusion of the informal handling.    Discipline matters resolved
in accordance with this paragraph are final and binding.

Section 3. At least seventy two (72) hours in advance, the employee will be notified by the Corporation, in writing, of the time and location of the hearing. In the event the employee is off duty by reason of sickness, leave of absence or vacation, the time limits referred to herein shall begin from the date the employee returns to duty.

     A. An engineer directed to attend a formal investigation to determine his responsibility, if any, in connection with an act or occurrence shall be notified in writing within fourteen (14) days from the date the Corporation becomes aware of such act or occurrence. Notice shall be deemed given and received when one of the following actions takes place:

          a) When deposited with the U.S. postal Service, postage prepaid, certified mail return receipt requested and addressed to engineer.
          b)  Hand-delivered.
          c) Transmitted by electronic means with the engineer present, who has been given instructions to sign and date copy and return though same electronic means back to the dispatcher.
          d)  When deposited in any overnight mail service, with receipt.

          That notice shall contain:

          (i) The time, date and location where the formal investigation shall be held.
          (ii) The date, and approximate time and location of the act or occurrence.
          (iii) A description of the act or occurrence which is the subject of the investigation and the rules which may be involved.
          (iv) A statement that he may be represented by his duly accredited representative.
          (v) The identity of the witness directed by the Corporation to attend.


Section 4.

     A. The investigation must be scheduled to begin within fourteen (14) days from the date the engineer received notice of the investigation, except in cases where engineer(s) are being held out-of-service, then it shall be scheduled in writing within seven (7) days from the date the engineer receives notice of the investigation.

     B. An engineer who may be subject to discipline shall have the right to have present desired witnesses who have knowledge of the act or occurrence to present testimony, and the Corporation shall order employee witness(s) to be in attendance.

     C. The time limit is subject to the availability of the principal(s) involved and the witness(s) to attend the formal investigation and may, by written notice to the engineer involved, be extended by the equivalent amount of time the principal(s) involved or the necessary witness(s) are off duty due to sickness, temporary disability, discipline, leave of absence or vacation, but not more than forty-five (45) days. When an engineer is being held out of service for a serious act or occurrence pending the investigation and other principal(s) or witness(s) are not available for the reasons cited, he may request commencement of the investigation. If either the engineer or the Corporation Officer is of the opinion that the testimony of the unavailable principal(s) or witness(s) is necessary for the final determination of facts and discipline has been assessed against the engineer as a result of the investigation, such discipline shall be reviewed when the testimony of the missing principal(s) or witness(s) is available.

     D. When a formal investigation is not scheduled to begin within the time set forth in this article, no discipline shall be assessed against the engineer.

     E. An engineer who may be subject to discipline and his Duly Accredited Representative shall have the right to be present during the entire investigation. Witnesses may be examined separately but those whose testimony conflicts shall be brought together.

     F. The Carrier shall endeavor to hold investigations at the employee's on-off duty point whenever reasonably possible.

Section 5. When an engineer is assessed discipline, a true copy of the investigation record shall be given to the engineer and to his duly accredited representative with the notice of discipline.

Section 6.

     A. If discipline is to be imposed following a formal investigation, the engineer to be disciplined shall be given a written notice of the decision within fourteen (14) days of the date the formal investigation is completed, and any discipline shall become effective within fifteen (15) days of the notice of decision on not less than three (3) days notice, except in cases involving major violations of the operating rules where the engineer is already being held out of service. However, multiple disciplinary sanctions will be served consecutively.

     B. When an engineer is required to perform service during a period of suspension, the balance of said suspension shall be eliminated.

Section 7. If the decision rendered by the Vice President-Operations is to be appealed, the General Chairman must, within forty-five (45) days after the date the decision is rendered by the Vice President - Operations, make an appeal, in writing, to the highest appeals officer of the Corporation requesting either that he be given a written response or that the case be held in abeyance pending discussion in conference with the highest appeals officer of the Corporation. When a written response is requested, the highest appeals officer of the Corporation shall give written notification of his decision to the General Chairman within
forty-five (45) days after the date of his receipt of the appeal.   When a
request is made for the case to be held in abeyance pending discussion in conference, the conference shall be arranged within forty-five (45) days after the highest officer of the Corporation receives the request for the conference. The highest appeals officer of the Corporation shall give written notification of his decision to the General Chairman within forty-five (45) days after the date of the conference.

Section 8. The decision of the highest appeals officer of the Corporation shall be final and binding unless within forty-five (45) days after the date of the written decision, that officer is notified in writing his decision is not accepted. In the event of such notification, the decision on a case involving other than a dismissal shall be final and binding unless the case is submitted to tribunal having jurisdiction pursuant to law within six (6) months computed from the date the decision was rendered.

Section 9.     Expedited Procedure for Handling Dismissal Cases:

     A. When an engineer is dismissed, his case may be given expedited handling by his General Chairman to a Special Board of Adjustment, which shall meet in Cooperstown, New York or other convenient locations as may be agreed by the parties which will be composed of three (3) members:

          (i)  A representative of the Brotherhood of Locomotive Engineers.

          (ii) The highest appeals officer of the Corporation or his designated representative.

          (iii) A neutral member selected by the parties.

           In the event the parties are unable to agree upon a neutral member, they shall request the National Mediation Board to appoint a neutral. Such Special Board shall be established pursuant to Public Law 89-459 89th Congress, H. R. 706 June 20, 1966, within thirty (30) days of the effective date of this agreement.

     B. Before invoking the services of the Special Board of Adjustment, the General Chairman must, within thirty (30) days after the notice of dismissal, appeal the case in writing directly to the highest appeals officer of the Corporation.

     C. In the written appeal, the General Chairman should either request a conference or waive the conference and request a written decision. When a conference is requested, a meeting date will be arranged as promptly as possible but not later than thirty (30) days after the highest appeals officer of the Corporation receives the request. The highest appeals officer shall render a decision in writing to the General Chairman as promptly as possible but no later than fifteen (15) days after the date the case is discussed in conference. When the written decision is requested, the highest appeals officer of the Corporation shall render a decision in writing to the General Chairman as promptly as possible but not later than fifteen (15) days after the date the appeals is received.

     D. The decision of the highest appeals officer of the Corporation shall be final and binding unless within thirty (30) days after the date the General Chairman receives the decision the General Chairman notifies the highest appeals officer of the Corporation in wring of his desire to submit the case to the Special Appeals Board of Adjustment. After the highest appeals officer of the Corporation receives such written notification, the Board shall be convened as promptly as possible but no later than thirty (30) days after the case is presented before the Board.

     E. Claims for time lost shall be waived in any dismissal case which the Organization does not progress under the Expedited Procedure for Handling Dismissal Cases. This shall not preclude the Organization from progressing such a case to a tribunal having jurisdiction pursuant to law without regard to any time limits in this article. The progression of the case shall not be considered a request for leniency.

Section 10.

     A. Time limits provided for in this article may be extended or waived by agreement in writing between the applicable officers of the Corporation and the engineer's Duly Accredited Representative.

     B. If discipline assessed is not appealed within the time limits set forth in this article or as extended, the decision shall be considered final, except as provided in Section 11. If the decision on appeal is not rendered within the time limits set forth in this article or as extended, the discipline assessed shall be expunged.

Section 11. When notification in writing is required, personal delivery or proof of mailing, certified mail, return receipt requested to the employee's last known address, within the specific time limit shall be considered proper notification.


                                  ARTICLE XV
                SPECIAL BOARD OF ADJUSTMENT BASIC AGREEMENT
                -------------------------------------------

Section 1. There shall be established a Special Board of Adjustment which shall be known as The New York, Susquehanna and Western Railway Corporation/Brotherhood of Locomotive Engineers Special Board of
Adjustment, hereafter referred to as the "Board".

Section 2. Such Board shall have jurisdiction only of claims and grievances arising out of interpretation or application of this Agreement. Said claims and grievances shall be only those which have been handled on the property under the applicable time limit rules and have been listed to the Board by either of the parties. The Board shall not have jurisdiction over disputes growing out of requests for changes in rates of pay, rules or working conditions nor have authority to change existing Agreements or establish new rules.

Section 3. The Board shall consist of three (3) members. The New York, Susquehanna and Western Railway Corporation and the Brotherhood of Locomotive Engineers shall each appoint one (1) member. A third member, who shall be Chairman of the Board, shall be a neutral person, unbiased as between the parties, and shall be selected as provided in Section 4 hereof. Party members of the Board may be changed or substituted for, from time to time, or at any time, by the respective parties designating them.

Section 4. As soon as possible after execution of this Agreement, the party members shall meet for the purpose of selecting a panel of three (3) neutrals to serve on the Board. If at that time they are unable to agree upon the panel of neutrals, either party may within ten (10) days, request the National Mediation Board to appoint sufficient neutrals to fill out the panel of three (3). The panel of Neutrals shall, to the extent possible, be used on a rotating basis to hear disputes presented to the Board.

               Either party may advise the National Mediation Board of it's desire to replace a neutral from the Panel but not prior to the neutral being replaced having served a minimum of two (2) years and not prior to rendering of awards on all issues and disputes the neutral to be replaced has heard.

Section 5. The compensation and expenses of the carrier member shall be borne by the Carrier. The compensation and expenses of the Brotherhood of Locomotive Engineers shall be borne by the Brotherhood of Locomotive Engineers. The compensation and expenses of the Neutral Members shall be fixed and paid for by the National Mediation Board.

Section 6. The Board shall hold hearings on each claim on grievances submitted to it. Due notice of such hearings shall be given the parties. At such hearings the parties may be heard in person, or by other authorized representatives as they may elect. The fact and agreement of their position with respect to each case being considered by the Board. The Neutral Member shall have authority to request the production of such additional data, oral or written, as it may desire from either party, to be submitted, if possible, within fifteen (15) days from receipt of request.

Section 7. The Board must make findings of fact and render an award on each case submitted to it, within thirty (30) days after the close of the hearing of each claim. No case may be withdrawn after hearing on that case has begun, except by consent of both parties. Such findings and awards shall be in writing, and copies shall be forwarded to each of the parties to the dispute. Such awards shall be final and binding upon the parties to the dispute and if in favor of the petitioner shall direct other party to comply therewith, on or before a date named. Each member of the Board shall have one (1) vote and any two (2) members of the Board shall be competent to render an award and to make any decision which the Board is empowered to make by statute or by this Agreement.

               In case a dispute arises involving an interpretation or application of an award while the Board is in existence or upon recall within thirty (30) days thereafter, the Board upon request of either party, shall interpret the Award in light of the dispute.

Section 8. The Board hereby established shall continue in existence until the parties agree to its discontinuance. Upon agreement to discontinue the Board it shall cease to exist, except for interpretation of its awards as above provided.

Section 9. In agreeing to the establishment of this Special Board of Adjustment it is understood and agreed that neither party hereto is waiving its right, in any of the claims to be submitted to said Board, to argue that the Board does not have jurisdiction because (1) the claim is properly referable to (or pending before) another tribunal under law or by an agreement, (2) claim has not been properly progressed under the Railway Labor Act and/or applicable time rules, or (3) the claim does not constitute a "minor" dispute referable to this Special Board.

Section 10. Any time limit set forth in this Agreement may be extended by agreement of all parties.


                                   ARTICLE XVI
                                   UNION SHOP
                                   -----------

Section 1. Subject to the terms and conditions below, an employee within the class or craft represented by the Brotherhood of Locomotive Engineers shall, as a condition of continued employment, acquire and maintain membership in said Brotherhood within four (4) calendar months following the first day of compensated service or four (4) calendar months following the effective date of this Agreement, whichever is later. This Article shall not require such conditions of employment if membership is not available upon the same terms and conditions as are generally applicable to other members or if membership is denied or terminated for any reason other than failure of the employee to pay the periodic dues, initiation fees and assessments (not including fines and penalties) uniformly required as a condition of acquired or retaining membership.

Section 2. The Brotherhood of Locomotive Engineers Membership - All employees on the active payroll of the New York, Susquehanna and Western Railway as of the effective date of this agreement, who are members of the Brotherhood of Locomotive Engineers, shall maintain their membership in the Brotherhood of Locomotive Engineers in good standings as a condition of continued employment. For new hires, the fourth month anniversary following the beginning of such employment and shall thereafter maintain their membership in the Brotherhood of Locomotive Engineers in good standings as a condition of continued employment.

Section 3. All members in active service, including those holding official positions with the Carrier and those employed exclusively by the BLE, shall pay such dues and assessments as may be levied under the By-Laws of the BLE. Active membership includes all occupations eligible for membership in the BLE regardless of status.

Section 4. The Brotherhood of Locomotive Engineers shall independently ascertain whether employees comply with union membership requirements and shall be responsible for initiating action to enforce the terms of this Article. To initiate such action, the General Chairman or the designated representative shall notify the appropriate Corporation representative in writing, of the failure of an individual employee to comply with union membership requirements. Within ten (10) calendar days following receipt of such notice the Corporation shall notify the concerned employee of the charge of failure to comply with union membership requirements. Such notification will be by certified mail, return receipt requested sent to the employee's last known address and will advise that formal hearing will be granted if requested, in writing, within ten (10) calendar days following receipt of the notice. If a hearing is not requested, as provided herein, the Corporation shall proceed to terminate the employee's employment relationship at the end of thirty (30) calendar days from receipt of the General Chairman's initiating notice.

Section 5. If a hearing is properly requested, it will be held within ten (10) days of receipt of request and will be confined to proof of compliance. A decision, as to the employee's compliance with union membership requirements, shall be rendered by the Corporation within seven
(7) calendar days following the hearing date. The employee and the General Chairman shall be promptly notified and if the decision affirms the non-compliance charge, the employee's employment relationship shall be terminated within ten (10) calendar days of the date of the decision, unless the Corporation and the Brotherhood of Locomotive Engineers agree otherwise in writing. If the decision of the Corporation is unsatisfactory to either the employee or the Brotherhood, the dispute may be submitted to a tribunal having jurisdiction provided such proceedings are instituted within six (6) months after receipt of the written decision. A representative of the Brotherhood of Locomotive Engineers shall have the right to be present at and participate in any hearing which involves the Brotherhood.

Section 6. The discipline rule (ARTICLE XIV) shall not apply to union membership requirements cases and nothing herein shall be used as a basis for time or money claims against the Corporation.


                                  ARTICLE XVII
                          UNION SHOP- DUES DEDUCTION
                          --------------------------

Section 1. Subject to the conditions herein set forth, the Corporation shall withhold and deduct amounts due the Brotherhood of Locomotive Engineers for periodic dues, assessments and insurance premiums (not including fines or penalties) from wages payable to employees who are members of the Brotherhood and who have so authorized the Corporation by signed authorization which shall, in accordance with its terms be irrevocable for one (1) year from the date of its execution. Revocation of wages deduction authorization shall be in writing and which may be executed by the employee within fifteen (15) days after the end of the year. If the authorization is not so revoked, it shall be considered as re-executed and may not be revoked for an additional period of one (1) year. The re-executed authorization shall be similarly continued in full force and effect and be considered as re-executed from year to year unless and until the employee executes a revocation form within fifteen (15) days after the end of any such year.

Section 2. The Brotherhood shall assume the full responsibility and cost for the reproduction of such forms, for the procurement and execution of said forms by employees and for the delivery of the forms to the Corporation. Authorization and revocation forms shall be delivered to the Corporation not later than the 20th of the month preceding the month in which the deduction or termination of deduction is to become effective.

Section 3. Deductions as provided for herein shall be made by the Corporation in accordance with a deduction list furnished to the appropriate Corporation officer by the Treasurer of the Local Division of the Brotherhood of Locomotive Engineers.

               Any addition or deletion of names, or changes in amounts, shall be so furnished to the Corporation on or before the 20th day preceding the month in which the deduction shall be made.

Section 4. Deductions as provided for herein shall be made monthly by the Corporation from wages due employees for the first weekly pay period which ends in each calendar month and the Corporation shall pay, by draft, to the order of the Treasurer of the Local Division of the Brotherhood of Locomotive Engineers, the total amount of such deductions, on or before the 10th day of the month following the month in which such deductions are made. With the draft the Corporation shall forward to the Treasurer of the Local Division of the Brotherhood of Locomotive Engineers, a list setting forth any scheduled deductions which were not made.

Section 5. No deduction shall be made from the wages of any employee who does not have due, for the pay period specified, an amount equal to the sum to be deducted in accordance herewith, after all deductions for the following purpose have been made:

     i.   Federal, State and Municipal Taxes
     ii. Other deductions required by law, such as garnishments and attachments
     iii. Amounts due the Corporation

Section 6. Responsibility of the Corporation shall be limited to remitting to the Brotherhood of Locomotive Engineers amounts actually deducted from the wages of employees as outlined herein and the Corporation shall not be responsible financially or otherwise for failure to make proper deductions. Any questions arising as to the correctness of the amount deducted shall be handled between the employee involved and the Brotherhood of Locomotive Engineers, and any complaints against the Corporation in connection therewith shall be handled by the Brotherhood of Locomotive Engineers on behalf of the employee concerned.


                                ARTICLE XVIII
                             INSURANCE COVERAGE
                             ------------------

Section 1. The Carrier and the Brotherhood of Locomotive Engineers have agreed that the employees will be provided the Group Insurance Plan, including dental coverage, heretofore adopted by the Delaware Otsego Corporation for its employees and extended to the employees of The New York, Susquehanna and Western Railway Corporation as of the date of this agreement.

               This Plan, or its equivalent, will be continued in effect for the benefit of the employees covered by this Agreement for the term of the Agreement, subject to the following:

     (a) Contributions for single coverage shall be the same as all other employees, but shall not exceed $5.00 per week.

     (b) Contributions for family coverage shall be the same as all other employees, but:
          (i) for engineers hired on or before February 13, 1986, shall not exceed $15.00 per week; and
          (ii) for all other engineers, contributions will be 50% of the cost of coverage for 24 continuous months, at which point family coverage will be provided pursuant to (i) above.

     (c) Deductibles shall be no more than $100.00 per year for individual coverage and $200.00 per year for dependent coverage.

Section 2. Notwithstanding the above, it is agreed that employees will not request, or be provided, dependent coverage if that employee has coverage for his dependents available elsewhere at no charge.

Section 3. Carrier will provide a supplemental income plan providing for weekly payment of the difference between Railroad Retirement Sick Benefit payments and eighty percent (80%) of an employee's base wages to extend for the duration of the Railroad Retirement Sick Benefit payments to an employee who is unable to work due to a major on-the-job accident. "Major on-the-job accident" is defined as being of more than seven (7) calendar days duration. "Base wages" is defined as being the average of the employee's gross weekly wages during the six (6) month period to the major on-the-job accident.

Section 4. Carrier will provide a supplemental income plan providing for weekly payment of $100.00 to extend for the duration of Railroad Retirement Sick Benefit payments, to an employee who is unable to work due to a major illness. "Major illness" is defined as being of more than seven
(7) calendar days duration and to be other than a major on-the-job accidents.

Section 5. The Corporation will pay forty percent (40%) of the total price of up to two pair of safety shoes per employee per year, as needed, will provide one (1) pair of safety glasses per employee, and will provide hardhats at no charge to the employee.

Section 6. Subrogation: The Carrier shall be subrogated to any right of recovery an employee may have against any party for loss to the extent that the carrier has made payments pursuant to this Article.

               The payments provided for above will be made, as above provided, for covered accidents on or after July 1, 1989. Benefits provided under this Article XVIII will be offset against any right of recovery the employee may have against the Corporation for hospital, surgical, medical, related expenses or damages of any kind.

               It is understood that no benefits or payments will be due or payable to any employee unless such employee stipulates as follows:

     "In consideration of the payment of any of the benefits provided in
Article XVIII of the Agreement of April 7, 1990 or its successors, (employee) agrees to be governed by all of the conditions and provisions said and set forth by Article XVIII."


                                  ARTICLE XIX
                                 MISCELLANEOUS
                                 -------------
Section 1.     CREWS:

     A.   Thru freight crews and local freight crews will consist of two
(2) engineers, provided however, that the carrier may increase the crew size with a third engineer.

     B.   Passenger Service:   Crews in revenue passenger service with a
push-pull operation involving a steam locomotive shall consist of 4 engineers. Crews in all other passenger service involving a steam locomotive shall consist of 3 engineers. Crews in all other passenger service shall consist of two (2) engineers.

     C. Work Train Service: When engineers are required to report for duty at the work train site, deadhead allowance at the current hourly rate will be compensated to each engineer to and from the engineer's designated terminal. When engineers are required to use their personal automobile to report for duty at a work train site, each engineer will be compensated twenty-two (.22) cents per to and from the engineer's designated terminal, in addition to the compensation to which they may be entitled.

Section 2.     RESTRICTIONS ON CREWS:

     A.   Southern Division - Ridgefield Park Crew  -   Upon entering
Binghamton-Northern Division Terminal shall be restricted to Old State
Road.

     B. Northern Division - Binghamton Crew - Upon entering North Bergen Southern Division Terminal shall be restricted to west side of Cross Street.

Section 3.   ENGINEER TRAINING:

          A. The Carrier will schedule Engineer Training School at such time(s) as Carrier determines it is appropriate, in its sole discretion.

          B. Employees who are not qualified to operate locomotives in the traditional role of engineer shall be selected to attend Engineer Training School in seniority order.

          C. Except as provided in D below, the Carrier shall pay the Employee at the current hourly rate of pay, eight hours per day of attendance at Engineer Training School, lodging, together with a meal allowance of $16.00 per day if away from home terminal.

          D. If an Employee selected does not successfully complete Engineer Training School, such Employee will be required to pass the final exam of the next scheduled Engineer Training School conducted by the Carrier. The Carrier shall provide the Employee the opportunity to attend any of the daily classes of the second school which he/she feels necessary for them to acquire a passing grade of the final exam. Any such Employee shall not be entitled to the benefits of Subsection C above for such second attendance of Engineer Training School. Any such Employee who fails to successfully complete Engineer Training School a second time shall be dismissed from further service with the Carrier.

          E. The Carrier shall provide each Employee who successfully completes Engineer Training School the opportunity to complete the training required under Carrier's FRA approved Engineer Training Program within twelve months of such completion, and each such Employee shall be required to qualify on physical characteristics as a local engineer during the same twelve month period. Any such Employee who fails to qualify on physical characteristics as a local engineer within such twelve month period (i) shall have an additional six months to qualify on his own time and (ii) shall continue to provide services to Carrier pursuant to the Agreement during such six month period. Any such Employee who fails to qualify within such six month period shall be dismissed from further service with the Carrier.

          F. All time periods provided shall be extended for any periods of time that an Employee is not available for service due to disability, major on-the-job accident, major illness and jury duty. In addition, the twelve month period during which Carrier shall provide the opportunity to complete training shall be extended for any periods of time that an Employee is not available for service for any other reason.

Section 4. DEADHEADING: Deadheading at current hourly rate of pay will apply. Employees will be afforded a fully enclosed area with an ambient air temperature above sixty five degrees Fahrenheit (65 degrees F) while waiting for deadhead transportation. Road crews destined to a foreign terminal will be paid their trip rate plus deadheading to their home terminal at the current hourly rate; however, deadhead compensation shall not start until ten hours after the duty commenced.

Section 5.     SAFETY PROGRAM:

     A. The parties agree that it is of paramount importance to promote safety and the safe operations of the railroad, therefore, there is hereby established a Committee on Safety consisting of the General Chairman of The BLE, the safety officer of each division to meet with management as needed to discuss safety issues and issues of mutual concern so as to promote the safe and effective operations of the railroad. Additionally, a plan of Safety Awards will be established whereby awards shall be made to enhance a greater degree of employee awareness to safety in the workplace.

     B. The Carrier agrees to pay a minimum of eight (8) hours and auto allowance computed at twenty two cents (.22) per mile to and from such meeting place for committee members attending meetings and to provide a meal for such meeting.

Section 6.     PERFORMING OTHER SERVICES:

     Engineers attending court or coroner's inquest as witnesses on behalf of the carrier, or engaged in any other work assigned to them by the carrier, shall receive pay for a minimum of eight (8) hours per day at the daily rate while so engaged together with necessary expenses.

Section 7.     REGISTERS:

     Registers will be kept in convenient places where engineers will register time of beginning and ending of run.

Section 8.     RECORDS:

     A. No suspensions, entries or notations will be made against engineers' records until they have been notified of same.

     B. Engineers will be furnished an abstract of their record on request.

Section 9.     HANDLING MEN:

     It is the responsibility of the Engineer to notify the Designated Carrier Officer or his representative of this fact as soon as the engineer discovers that a runaround has occurred. The Carrier will have the option, in the event of a dispute, to let the "duly accredited representative" review any of the crew dispatchers computer records and listen to the crew dispatchers tape recorded telephone conversations surrounding the disputed call. The Carrier shall bear no expense in this regard.

Section 10.    PHYSICAL DISQUALIFICATIONS:

     A. When an engineer has been physically disqualified he shall be furnished a copy of the medical report containing the reason for disqualifications.

     B. When an engineer has been physically disqualified and a physician of his choice disputes the medical diagnosis of the Corporation which resulted in the engineer's disqualification, such disqualification may be appealed and a request made for an examination by a neutral physician. The request for a neutral physician must be made by the General Chairman to the highest appeals officer of the Corporation. A copy of the findings of the engineer's personal physician must accompany such request. The neutral physician shall be a specialist in the field involved in the disqualification, and shall be selected by a physician designated by the General Chairman and a physician designated by the Corporation. To the extent practical the neutral physician and the examination shall be at a location convenient to the engineer.

     C. The engineer shall be examined by the neutral physician who shall report his findings in writing to the physician designated by the General Chairman and to the physician designated by the Corporation. The findings of the neutral physician shall be final and binding. If the neutral physician finds that the diagnosis of the Corporation physician is not correct, the engineer shall be returned to service promptly after the report is received by the Corporation.

     D. A physically disqualified engineer who is returned to service on the basis of the decision of the neutral physician shall be paid for time lost due to his disqualification computed from the date of receipt of written medical report from the engineer's physician by the highest appeals officer of the Corporation. The General Chairman and the highest appeals officer of the Corporation shall determine the payment to be made for time lost if the physically disqualified engineer performed compensated service on an irregular basis during the six (6) month period before his disqualification.

     E. An engineer who has accepted physical disqualification or who was found to be properly disqualified by a neutral physician may, if there has been a change in his physical condition as evidenced by a report of his personal physician, request a reexamination. There shall be no claims for time lost in such case unless the Corporation refuses to grant the reexamination or there is unreasonable delay in applying the terms of this article.

     F. The Corporation shall pay its physician, and the engineer shall pay the physician designated by the General Chairman. The expense of the neutral physician, including x-ray and laboratory examinations as he may require, shall be divided equally between the Corporation and the engineer involved.

Section 11.    QUALITY OF WORK LIFE:

     A. The New York, Susquehanna and Western Railway Corporation recognizes the value of improving the quality of its employees work life by providing time off, and minimizing time away from home whenever possible, subject to effective manpower utilization. Therefore, subcommittees of management and labor representatives will be formed at regional levels to investigate, and discuss issues and make recommendations.

     B. Engineers will be allowed to mark-off to attend to personal business for a specified amount of time, (other than due to sickness) if, in the Carrier's sole discretion, there are sufficient engineers available to provide service.

Section 12.    BULLETIN BOARD

     The New York, Susquehanna and Western Railway Corporation agrees to provide suitable locked bulletin boards at locations designated by the Brotherhood of Locomotive Engineers. Bulletin boards will be locked to prevent posting or removal by unauthorized persons. The Brotherhood of Locomotive Engineers may post notices relating to Union matters. Such notices shall pertain to such matters as meetings and elections of the B.L.E. Union appointments to office, the results of Union elections, and Union social, educational or recreational affairs.

Section 13.    EQUIPMENT ON MOTIVE POWER:

     A. Engines shall be supplied with fuel, water, sand, and equipment necessary for the service to be performed and shall be equipped to comply with statutory requirements relating to the health and comfort of the Engineers.

     B. Engineers shall be responsible for knowing that their engines are property equipped and serviced. Engineers shall report any defects that come to their attention.

     C. When engineers are dispatched from an engine facility where enginehouse forces are employed and on duty at the time of dispatchment, engines shall be supplied and cleaned by enginehouse forces. At location where enginehouse forces are not employed, engines shall be supplied by other than Engineers.

     D. All engine cabs shall be provided with heating equipment maintained to heat the locomotive cab in compliance with FRA regulations. Cab windows and doors shall be weather-stripped and maintained.

     E. Front and rear windows shall be equipped with defrosters and windshield wipers which shall be maintained in good working order.

     F. All road locomotives shall be equipped with flush or septic type toilets which shall be maintained in a clean sanitary condition.

     G. All diesel locomotives used regularly in yard services shall be equipped for bay windows on the Engineer's side of the locomotive and locomotives shall be provided with bay windows from October 1st through April 30th. Awnings shall be provided on locomotive used regularly in yard service, on the Engineer's side of the locomotive, May 1st through September 30th.

     H. All locomotives shall be equipped with seats on the right side of the cab which shall be upholstered spring or other satisfactory cushioned material. Seats shall be not less than seventeen (17) inches long and twenty (20) inches wide. Upholstered seat back and arm rests shall be furnished and maintained in good condition. Seats shall be adjustable vertically and from front to back and back rests shall be adjustable. Upholstery materials shall be perforated. Consistent with clearances, seats shall be located as close to the right hand side of the cab as possible while allowing one hundred eighty (180) degree rotation of seat when fully collapsed. Necessary clearance shall be provided between the seats and the operating controls to give Engineers freedom of movement in performance of their duties. The Carrier shall provide a similar seat on the left side of the cab on locomotives which it owns or controls through long-term lease.

     I. Mechanical devices for cooling water shall be provided in all motive power cabs. Such devices shall provide a dry cooling compartment of sufficient size to accommodate water bottles and lunches. Coolers shall be maintained in a suitable operating condition and shall be cleaned and sanitary. Sanitary water will be supplied by Carrier. An adequate supply of single service paper cups protected from spoilage shall be provided. Bottles shall be maintained and used subject to health department and legislative requirements. On motive power cabs which have inoperative water coolers which cannot be repaired prior to dispatchment, an adequate supply of ice and drinking water in a suitable leak proof container shall be provided and replaced on the power cabs.

     J. Road type motive power cabs shall be equipped with an accurate speed indicator.

     K. Locomotives owned or leased (except short term leases) by NYS&W presently in service which have been equipped to comply with the provisions of agreements in effect, prior to the effective date of this agreement, on the separate properties conveyed to NYS&W shall not have such equipment changed except as provided for in this Article.

     L. Motive power cabs purchased or leased (except short term leases) by NYS&W subsequent to the date of this Agreement shall be equipped as set forth in this Article.

     M. Regular, extra and pool engineers will not be required to operate engines when the cab heater and cab weather-stripping are not properly maintained. No disciplinary action will be taken against any engineer refusing to accept the assigned engine. This will apply when ambient air temperature is less than sixty five (65) degrees F at idle and the locomotive was previously reported as unsuitable for service.

     N. Any and all pilot assignments for the movement of contractors' equipment on NYS&W property shall be filled pursuant to the provisions of
ARTICLE III.

     O. Any and all flagging assignments for work by third-parties on NYS&W property shall be filled pursuant to the provisions of ARTICLE III if engineers are available.

Section 14.    STATEN ISLAND RAILWAY:

     In the event that NYS&W, or a carrier controlled by or under common control with NYS&W, acquires rights to operate over the former Staten Island Railway, the terms of this agreement shall apply with appropriate changes made for operational purposes.

Section 15.    401(K) SAVINGS PLAN:

     It is agreed the Carrier will continue in effect the Delaware Otsego Corporation/ The New York Susquehanna and Western Railway Corporation 401
(K) Savings Plan.

Section 16.    Movement of Certain Equipment:

     A. Mechanical Department or other licensed personnel shall continue to be allowed to position light locomotives within the yard limits of the Binghamton and Utica Engine House facilities for the purpose of service and repair and interchanging of locomotives with Conrail at Utica, NY.

     B    Mechanical Department or other  licensed personnel shall continue to be allowed to position locomotives within yard limits at "Little Ferry" for fueling and turning on the turntable, but shall not make up trains. These movements will be limited to the Little Ferry Running Track and engine fueling facility tracks from Mount Vernon Street crossing to the turntable in Little Ferry, including the lead to Sealand number one track for the purpose of headroom and setting out locomotives.

     C. Revenue cars will not be moved pursuant to A or B above except those which are awaiting repair or are in the process of repair or service, and then only (i) in Binghamton, NY between the house track and the outside house track, and lead (for the purpose of head room), and (ii) in Utica, NY on the engine house and compound facility tracks, and the lead to the compound facility (for the purpose of headroom).

     D. Maintenance of Way or other personnel shall be allowed to operate "grade-all" or similar equipment on track, including one rail car (such as gondola or side-dump) directly related to such equipment's work.

     E. Any and all pilot assignments for the movement of foreign road trains or con-

tractors' equipment on NYS&W property shall be filled pursuant to the provisions of ARTICLE III.

Section 17: All grievances or complaints are to be handled through the appointed union representative and the appropriate supervisor, not through the dispatcher's office.


                                  ARTICLE  XX
                     EFFECT AND DURATION OF AGREEMENT
                     --------------------------------

Section 1. The purpose of this Agreement is to fix the general level of compensation during the period of the Agreement and to settle the dispute growing out of notices served on the Corporation and the Brotherhood of Locomotive Engineers leading up to that Agreement. As of its effective date, it supersedes all prior Agreements between B.L.E. and the Carrier.

Section 2. The Agreement shall remain in effect until 4/30/ 2000 and thereafter until changed or modified in accordance with the provisions of the Railway Labor Act as amended.

Section 3. The parties shall not serve any notice or proposal under the Railway Labor Act for the purpose of changing the provisions of any Article of this Agreement prior to January 1, 2000, not to become effective prior to 5/01/2000.

Section 4. During the term of this Agreement, notices covering subject matters not specifically dealt with in the Articles of this Agreement may be served and progressed within, but not beyond, the specific procedures for peacefully resolving disputes which are provided for in the Railway Labor Act, as amended.

Section 5. This Article XXI will not debar the parties from discussing and agreeing upon any subject of mutual interest.


                                 ARTICLE XXI
                       OPERATION RED BLOCK AGREEMENT
                       -----------------------------

     WHEREAS, THE NEW YORK, SUSQUEHANNA AND WESTERN RAILWAY CORPORATION (hereinafter "NYS&W") and the BROTHERHOOD OF LOCOMOTIVE ENGINEERS (hereinafter "BLE"), recognize that the use of alcohol and/or drugs by employees on duty or subject to call is a serious problem within the railroad industry, and that the safety of the general public as well as that of all employees is jeopardized by the use of drugs and alcohol; and

     WHEREAS, the BLE and NYS&W recognize that employees found to have alcohol and/or drugs in their system will not be allowed to perform service.

     NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties agree to implement the following procedures governing the identification, evaluation, and rehabilitation of employees who use drugs and alcohol.

1. Drug and alcohol tests shall be performed on any and all employees involved when the following events occur:

     a) Any FRA reportable accident under 49 CFR, Part 225, in which a minimum of $5,200 damage occurs but which does not reach the thresholds defined in Subpart C of 49 CFR, Part 219, for mandatory post-accident testing. NYS&W's supervisor will exclude the employee from the required testing under this subsection if the accident was a grade crossing accident where there were no physical injuries, or caused by an act of God, or track and mechanical failures and which are not coupled with Operating Rule violations.

     b) Any FRA Group A reportable injury. Employees will have all injuries evaluated and/or treated by health care professionals prior to the collection of samples (see Appendix C). An exception to the testing requirement will be granted by an NYS&W supervisor where it is determined that the employee is merely a passive participant in circumstances leading to the injury. Examples of such circumstances include, but are not limited to, the following:

          (1) Situations involving bee stings, dog bites, snake bites, etc.;
          (2) Foreign particles in the eye when wearing safety glasses, or when safety glasses are not required;
          (3)  Employees injured as a result of vandalism.
          (4) Passengers in Company vehicles or in Company-furnished taxi cabs that are involved in accidents;
          (5) Injuries as a result of exposure to hazardous material in a customer's plant or facility;
          (6) Employees suffering from chronic occupational illnesses, developed from exposure over a long period of time, such as loss of hearing, asbestos, etc.;
          (7) Employees struck by flying objects, such as rocks, cinders, boards, etc.; and
          (8) Employees subjected to an assault by one or more persons and when it is clearly evident that the injured worker did not provoke the assault.

2. Employees shall also be subject to drug and alcohol testing when reasonable suspicion exists that the employee has been using alcohol or drugs, based upon the appearance, behavior, speech, or body odors of the suspected employee. One supervisory employee, who is qualified by having attended NYS&W's three hours of drug training program, may require the employee to submit to a breathalyzer test for the presence of alcohol.
Such a breathalyzer test shall be administered by a person qualified either under 49 CFR Part 219 or under the laws and regulations of the state where the test is administered. To require urine testing, a determination must be made by two supervisory employees, one of which must be qualified by having attended NYS&W's three hours of drug training program. Employees tested under this section will be withheld from service until the test results have been received by the Company doctor. The individual will be provided a copy of the laboratory report. If the test(s) result is negative, the employee will be paid for all time lost and be immediately returned to service.

3. Drug and alcohol urine screening also shall be required as a part of all reinstatement physical examinations, all return from furlough examinations, and all other Company-sponsored examinations for individuals who have been out of service for more than 90 days.

4a. Employees who are required to be tested for drugs and alcohol under this Agreement are required, as a condition of employment, to provide the necessary breath or urine samples to the NYS&W at their designated testing facilities. Employees tested pursuant to Sections 1 or 2 of this Agreement shall be afforded an opportunity to also provide blood samples, but it is not required. If the employee's urine test is positive for drugs at the levels described in Section 7, the test results will be considered positive and conclusive for drugs, notwithstanding the results of the blood test. The results of blood testing will be provided to the Employee Assistance Program Counselor to help establish usage patterns. If the employee's urine test for alcohol is positive at the levels described in
Section 8, and the employee was offered and refused to give a blood sample, the urine test shall be considered positive and conclusive. If blood was given as part of an alcohol test and negative, the test results will be considered negative, but only for alcohol. The employee will be provided written notification of the drug and alcohol test results.

4b. If an employee refuses to give samples of breath or urine as specified under the terms of this Agreement, he/she will be taken out of service immediately and be charged with insubordination and a hearing will be conducted under the terms of applicable collective bargaining agreements and practices that may result in discipline.

5. No employee shall be screened for alcohol and/or drugs under Sections 1 and 2 of this Agreement after eight hours have passed from the triggering event as specified in Sections 1 and 2, or after having been relieved from duty.

6. When drug and alcohol testing occurs pursuant to Sections 1 and 2 pursuant to this Agreement, the employee shall tender his or her full cooperation to the supervisor and the staff of the testing facility in completing a Testing Control Form (sample attached as Appendix A). Information to be collected on this form shall include data on the individual being tested, reasons the individual is being tested, and specifics about the sample collection procedure. Further, the form shall provide space for the tested employee to offer a statement if the employee so desires. NYS&W shall provide the tested employee with a copy of the Testing Control Form at the time samples are drawn. The original copy of this form will be placed in the employee's personnel record.

7. The drugs for which NYS&W will screen an employee's urine sample include, but are not limited to, the following: amphetamines, barbiturates benzodiazepines, cannabinoids, cocaine, methadone, methaqualone, opiates, and phencyclidine. These samples initially will be screened by EMIT method (an immunoassay method) and all positives will be confirmed by gas chromatography/mass spectroscopy (GC/MS) and reported quantitatively. Cannabinoids will be screened with a detection limit of 100 ng/ml. The cannabinoids will be confirmed by use of the GC/MS detecting the Delta 9 fraction, at a confirmation detection limit of 20 ng/ml.

8a. For the alcohol tests mandated in this Agreement, NYS&W will test the employee's breath or urine. The breath alcohol determination will be performed via a chemical test of breath given in compliance with the laws and regulations of the state where the test is given. No breath alcohol test will be considered positive at levels which indicate less than .06% of
one percentum by weight of alcohol in the blood.    The urine alcohol
determination will be performed via enzyme kinetic methods and positive results will be confirmed by gas chromatography (GC). No urine alcohol test will be considered positive at levels less than 20 mg/dl.

8b. As to those employees who, pursuant to Section 4, elect to provide a blood sample, that blood sample will be tested to confirm any positives which resulted from the urine screens. Confirmations for positive drug results will be done by the GC/MS method. Confirmation of positive urine alcohol findings will be done by the GC method. No blood alcohol test will be considered positive at levels less than 20 mg/dl.

8c. Nothing in Section 8 is intended to change the provisions of Section 4 with respect to the conclusiveness of the urine test for drugs.

9. Samples shall be obtained from the employees in accordance with the procedures set forth in Appendix C attached.

10. The testing laboratories which NYS&W will use to analyze urine and blood samples provided by the employee pursuant to this Agreement will be of high quality. Should the BLE have valid questions about the competency of the testing laboratory, NYS&W, upon receipt of such questions, shall investigate the matter and report its findings to the BLE. Should standards and certification be established by the National Institute of Drug Abuse, the laboratory selected by NYS&W must be able to satisfy these criteria. The chosen laboratory must observe established FRA mandated chain of custody requirements and have appropriate safeguards for the handling of all samples.

11a. Any employee tested under this Agreement and found to be positive for drugs and/or alcohol in accordance with Section 4 hereof, except as provided in Subsection (b), will be medically disqualified by an NYS&W's Company physician and will be required to participate in the Employee Assistance Program for evaluation and successfully complete the prescribed treatment program prior to being considered for return to service. An employee's return to service further will be predicated upon the passing of a re-examination by a Company physician which will include alcohol and drug screens (this procedure is explained in Appendix B).

11b. Former employees who are being considered for reinstatement to service and as such are required to take a reinstatement physical examination who have a positive drug and/or alcohol finding, as provided for in Section 4, must within forty-five (45) days of receipt of notification of the positive drug or alcohol finding, begin to participate in the Employee Assistance Program. Such a former employee must also meet all the requirements of Subsection 11(a) of this Agreement prior to being returned to service. Failure of the former employee to meet the requirements of Subsections 11(a) and 11(b) of this Agreement shall permanently preclude the employee from being rehired.

11c. Former employees returned to service under Sections 11a and 11b after January 1, 1994 shall be subject to testing for drugs/alcohol at any time within five (5) years of return to service at the Company's discretion. A second positive drug/alcohol test within such five (5) year period shall thereafter permanently preclude the employee from being rehired.

12. All Employee Assistance Program records, including the counselor notes, will be confidential and will not be released to the employee or management of NYS&W, except for the Company physician, personnel of the Employee Assistance Program, and, to the extent the need arises to protect the confidentiality of EAP records, NYS&W's Law Department.

13. If an employee is medically disqualified as a result of drug and alcohol testing done pursuant to this Agreement, and the employee or his representative objects to either the evaluation or the treatment recommendations of NYS&W's Employee Assistance Program counselors, the employee or his representative may appeal the evaluation or treatment by requesting NYS&W's highest designated officer under the Railway Labor Act to establish a joint medical board in accordance with the following procedures:

     a. The employee involved, or his representative, will select a physician to represent him and NYS&W will select a physician to represent it. If the two physicians thus selected shall agree on the correctness of the Employee Assistance Program counselor's evaluation and/or treatment recommendations or determination of completion, the conclusion reached by them shall be final.

     b. If the two physicians selected in accordance with the foregoing paragraphs cannot agree, NYS&W and the employee's representative shall select a third physician to be agreed upon by them who shall be a practitioner of recognized standing in the medical profession and a specialist in the drug and/or alcohol abuse treatment. The three selected physicians shall constitute a Board which will then examine the employee and the evaluation and treatment recommendations or determination of completion of the Employee Assistance Program counselor and render an opinion supported at least by a majority of the Board as to the proper evaluation and course of treatment or determination of completion for the employee. The Board's findings shall be final and binding.

     c. The Carrier and the individual employee will each defray the expenses of their respective physicians. The expenses of the third member of the Medical Board will be divided equally between the Carrier and the individual employee.

14. This Agreement is without prejudice to the right of NYS&W to require additional drug and/or alcohol tests as a part of any required
Company-sponsored physical examination. NYS&W intends to use drug and alcohol tests in certain Company-sponsored physicals to collect additional medical findings when warranted by the situation.

15. NYS&W will provide training to all its Transportation Department line officers responsible for authorizing tests of employees under Section 2 of this Agreement. Copies of the Agreement will be made available to all employees represented by the BLE, and optional orientation sessions will be held throughout NYS&W's system outlining the procedures for implementing this Agreement.

16. An Oversight Committee will be established, composed of one member each from the BLE, Transportation and Labor Relations Departments, and a Company physician. This Committee will meet twice a year to:

     a. Review the overall results of the testing conducted pursuant to this Agreement;

     b. Identify and make recommendations to resolve any implementation difficulties; and

     c. Assure quality control of the testing facilities and procedures. In this regard, the Committee will be responsible for developing, implementing, and monitoring blind testing procedures of any laboratory used to support this Agreement.

17. NYS&W agrees that drug and alcohol tests will not be authorized solely as a result of any anonymous phone calls, letters, or other anonymous communications regarding the behavior or actions of an employee.

18. It is recognized by both parties that this Agreement shall become null and void should any federal law be enacted requiring railroads to implement mandatory random drug testing on employees covered by this Agreement. Nonetheless, portions of this Agreement not in conflict with such legislation shall continue in full force and effect.

19. This Agreement shall not be considered as waiving any right of NYS&W or objection by an employee to the conducting of searches of lockers or personal property of the employee by NYS&W's employees or agents for disciplinary purposes, and by entering into this Agreement, BLE shall not be considered as having concurred with or expanded upon any right of NYS&W relative to conducting searches of lockers or personal property for disciplinary purposes.

20. NYS&W agrees that it will not seek monetary indemnification for litigation expense or damages from the BLE should litigation be brought by an individual employee or group of employees, which is not authorized by BLE and which BLE is not acting inconcert with such employee(s), over the testing of the employee under this Agreement. However, NYS&W may join the BLE in such litigation where its presence is needed because of the remedy sought, such as back seniority.

21. Any dispute over the interpretation or application of the Agreement, except as provided in Section 12 hereof, should be submitted to a Special Board of Adjustment pursuant to 45 USC 153 (Second), and the arbitration provisions in the collective bargaining agreements between the BLE and NYS&W pursuant to the mandate of Section 3 of the Railway Labor Act.

22. The parties agree to use their best efforts to make revisions to this Article during 1997 in order to make it consistent with current FRA regulations.



Signed this       2nd         day of May 1997
           -------------------

For the BROTHERHOOD OF LOCOMOTIVE ENGINEERS:



s/ SIDNEY BALDWIN
-----------------------------------
Sidney Baldwin, General Chairman
Brotherhood of Locomotive Engineers
Division #521
Subject to Ratification





FOR THE NEW YORK, SUSQUEHANNA AND WESTERN RAILWAY CORPORATION:


s/ WALTER G. RICH
-----------------------------------
Walter G. Rich, President and Chief
Executive Officer

                                 APPENDIX A
                                 ----------
                            TESTING CONTROL FORM
                            --------------------

This form shall be completed for each individual employee who is required to submit to a testing procedure regardless if testing is mandatory pursuant to the FRA Rule or pursuant the drug and alcohol testing agreement between NYS&W and BLE.

***************************************************************************


-------------------------- ------------------------------ -----------------
Date and Time              Employee Name (print)          Employee I.D. No.


--------------------------------- -----------------------------------------
Name of Supervisor Requiring Test Title



--------------------------------------
Signature of Supervisor Requiring Test



---------------------------------------------------------------------------
Railroad Location

***************************************************************************


                           REASON FOR TESTING
                           ------------------


                                   Haz Mat Spill
                              ----
                                   $500,000
                              ----
     (FRA) Mandatory Test          Fatality
----                          ----
                                   Impact over $50,000
                              ----
                                   Impact with reportable injury
                              ----

***************************************************************************


                                    FRA Reportable Accident
                               ----
     Agreement Required             FRA Reportable Injury
----                           ----
                                    Probationary Employee
                               ----

     Reasonable suspicion based upon the behaviors of the employee.
---- Please describe circumstances.
                                    ---------------------------------------

---------------------------------------------------------------------------

---------------------------------------------------------------------------

***************************************************************************


                       Samples to be Provided
----------------------
FRA Mandatory                Reasonable Suspicion           Refused Samples

       Blood and Urine              Urine                           Urine
------                       ------                         -------
       Employee Initials            Blood                           Blood
------                       ------                         -------
                                    Employee Initials               Employee
                             ------ Initials                ------- Initials

***************************************************************************


SAMPLE COLLECTION


---------------------------------------------------------------------------
Institution Collecting Samples - Name and Address


----------------------------------------- ---------------------------------
Name & Title of Person Collecting Sample  Date & Time Sample Provided


----------------------------------------- ---------------------------------
Telephone Number                          Date & Time Sample Shipped

          Urine Sample #                  Blood Sample #
                        -----------------                ------------------

          Urine Sample #                  Blood Sample #
                        -----------------                ------------------

***************************************************************************


TESTING CONTROL FORM

Employee, please list all over-the-counter and/or prescribed medication taken within last 60 days.

---------------------------------------------------------------------------

---------------------------------------------------------------------------

---------------------------------------------------------------------------


***************************************************************************



Employee, please feel free to use the following section to describe circumstances around the testing procedure or comments about the drawing of samples.

---------------------------------------------------------------------------

---------------------------------------------------------------------------

---------------------------------------------------------------------------


                                                         Employee Initials
                                                 --------

***************************************************************************



By signing this document by the individual constitutes verification that the above information is correct and timely documented. It does not constitute an admission of any responsibility. Objections are not necessarily limited to the information contained in this form.


                    Employee Signature
                                       ------------------------------------

                         Date and Time
                                       ------------------------------------

                            APPENDIX B
                            ----------

                         MEDICAL/EAP PROCEDURES

              FOR HANDLING EMPLOYEES DRUG & ALCOHOL TESTED



Upon receipt of laboratory analysis of drug and alcohol screens provided by individuals covered by this Agreement, those employees found to have used foreign substances must be medically disqualified and removed from service. Negative findings at the levels specified in this Agreement will be attached to the employee's medical record with no notification sent to the employee's work location.

In an attempt to address the cause of the substance use and to prevent such occurrences in the future, a procedure has been developed in which all employees under this Agreement found to be positive will be evaluated as to their dependence on drugs and/or alcohol. Those found to be habitual abusers must successfully complete a prescribed treatment program prior to a re-examination by the Company physician for consideration of returning to service.

This procedure is described in the following steps:

STEP 1 Employee submits to testing as described and authorized in the Agreement. Samples are analyzed at the Carrier's approved laboratory and all findings are forwarded to the Company physician. Negative findings are noted in the employee's medical files. Copy is sent to the employee, but not sent to the employee's supervisor. Positive findings will result in the employee being medically disqualified from service. If it comes to the attention of the Company physician that a test is defective in that there is no proper chain of custody, or that the chain appears to be violated in the opinion of the testing analysis laboratory, the results will be considered null and void and the employee will be handled as though the test results were negative.

STEP 2 Company physician staff telephonically notifies supervision to remove employee from service.

STEP 3 Confirmation of medical disqualification and telephonic notification to remove from service is provided the employee's supervisor in writing by the Company physician in the usual manner.

STEP 4 Employee is notified in writing of medical disqualification and given the reason for this action, e.g., on the basis of the alcohol and drug screens. The employee is directed to the appropriate Employee Assistance Program counselor for evaluation. Should the employee fail to respond or refuse to contact the EAP, the Manager - Payroll will send a follow-up letter to the employee. This letter re-emphasizes that without an evaluation by the counselor, no physical examination will be scheduled and no consideration will be given to return to service.

STEP 5 Employee is evaluated by the Employee Assistance Program counselor, and the results of this evaluation are sent to the Company physician. If found to be non-dependent, Manager - Payroll will schedule the physical examination after receiving
          the proper documentation from the counselor.   Should the
          employee be in need of treatment, the counselor will develop a Treatment Plan for the employee and forward a copy to the Company physician for placement in the employee's medical record.

STEP 6 Employee begins activities to satisfy the objectives outlined in the Treatment Plan. The EAP counselor monitors progress of the employee on a weekly basis or more frequently if appropriate.

STEP 7 Upon completion of treatment, the EAP counselor furnishes the Company physician in writing with the documentation of the employee's progress. Should the employee fail to participate in treatment, or unsuccessfully complete the Treatment Plan Recommendations outlined for him, the Company physician will be notified of the employee's performance in writing.

STEP 8 After receiving the proper documentation outlining the completion of treatment, the Company physician will authorize another physical examination for consideration of return to service. Should the Company physician be advised that the employee failed to complete treatment, the Company physician will notify the employee by letter that without providing evidence of completing treatment, no return to service examination will be scheduled.

STEP 9 Employee re-examined by the Company physician in preparation for return to service.

STEP 10 If qualified, supervision is notified telephonically with hard copy to follow for the employee's file. Employee resumes service immediately upon supervisor's receipt of this information. If found to be unqualified by the Company physician, supervisor is not notified of this finding. If the reason for failing the qualification process is substance abuse related, the employee returns to Step 4 of this procedure. If additional medical problems are uncovered, they will be handled in accordance with established policies and procedures prior to being considered for re-examination for consideration of return to service.

                                EXHIBIT A
                                ---------


Calling crews - extra lists.

1. Engineers assigned to extra lists will be assigned in first-in, first-out basis, except as otherwise provided.

2. Engineers on extra lists will be called a minimum of two (2) hours before they are required to report for service. Engineers called for an assignment at a foreign terminal will be called a minimum of three (3) hours before they are required to report for service.

3. No more engineers will be assigned to any terminal than are necessary to move traffic promptly and with certainty; the number of engineers will be kept to the lowest possible limit to perform the work, and when reductions are made, the most junior engineers will be taken off first.

4. Extra engineers who are first out and available on extra lists will be called in turn for service. After competing job assignment, they will be marked up on the bottom of the extra list in the same relative order in which they were called.

5. Extra engineers who do not have sufficient time under the Hours of Service Law to be called for service will retain their standing on the extra list until they are called for service after their rest.

6. Extra engineers who miss a call when called to cover assignments will be marked up on the bottom of the extra list. Extra engineers who mark off will be marked up on the bottom of the extra board when they notify the carrier that they are available for service.

6A.   Road pool engineers who miss a call or pass when called to cover assignments will be marked up on the bottom of the road pool list. Road pool engineers who mark off will be marked up on the bottom of the road pool list when they notify the carrier that they are available for service.

7. If an extra list is exhausted, engineers holding regular assignments who are available may be called. Such engineers may pass without penalty. If a road pool engineer is asked to cover a local, passenger or work train, it will be done in the following manner: The job will be offered to the engineer first out on the road pool rotation. The job may then be passed down through the rotation of the road pool. If all engineers of the road pool pass the job, it will become a force in reverse seniority order.


Regular Assignments and Advertisements:

1. The rights to regular assignments shall be held by the senior qualified engineer who bids for the job.

2. New assignments, re-advertised assignments, extra lists, and vacancies will be advertised and assigned every Monday. The advertising period will close after three (3) days, and assignments will be awarded through notice issued by 11:00 am every Monday, to be effective 12:01 am Tuesday. Notwithstanding the foregoing or other provisions set forth herein, engineers who are not available for service due to sickness, disability or vacation may, upon return to service, exercise an optional displacement as to any such assignments, re-advertised assignments, extra lists, and vacancies filled while they were not available for service.

3. The advertisement notice will contain the report time, relief day(s), reporting terminal, job symbol and other information necessary to identify the assignments. The notice will also contain the location of the designated officer of the Corporation to whom applications for assignments are to be sent, and the date and the time the advertisement period closes. Engineers may bid for more than one assignment by stating the order of preference.

4. A regular assignment starting time may be changed depending on traffic patterns by notifying the regularly assigned engineers 8 hours in advance of their regularly assigned starting time or the altered time, whichever is earlier.

5. Engineers will be allowed hold-downs on known vacancies of five (5) or more days.

6. Regular assignments, except in road pool service, will be re-advertised when any of the following permanent changes are made in such assignments:

     A. Changing the home or away-from-home terminal; changing the starting time 30 minutes or more or changing the rest days of an assignment.

7. Regular assignment in road pool service will be advertised by mutual agreement. Regular assignments in road pool service will be re-advertised when there is a permanent change in the home terminal or away-from-home terminal or terminals.

8. When a regular assignment is annulled for two or more consecutive days during a work week (not including a week during which a holiday occurs) the assignment will be re-advertised.

9. Assignments will be made to engineers in seniority order from written bids submitted to the officer of the Corporation designated in the advertisement notice prior to the close of an advertisement period. Engineers will be given a receipt for bids submitted to the designated officer of the Corporation.

     When no bids are received for advertised engineers assignments, the assignments will be filled by the junior qualified engineer working at the same division as the assignment that failed for bid.

10. All engineers may elect to make an optional displacement to an assignment held by a junior engineer four times a year. The application for an optional displacement must be in writing by 12:00 Noon on March 28th, June 27th, September 27th and December 28th of each year. The optional displacement shall become effective 12:01 a.m. on April 1st, July 1st, October 1st and January 1st of each year. Engineers who are displaced as a result of an optional displacement shall be notified as soon as possible and have 24 hours from the time they are notified to exercise their seniority against a junior engineer or to an assignment that is being advertised for bid up until the advertisement is closed.

11. Engineers holding assigned jobs may elect to pass on holidays, without penalty, in which event the job will be covered by the extra board.

12. An engineer returning to duty after being absent may displace a junior engineer after giving no less than twenty-four hours notice to the carrier.

13. An engineer will be entitled to exercise his seniority by displacement when he is removed from his assignment by a senior engineer; when his assignment is abolished or when his assignment is re-advertised in the appropriate manner.

14. An engineer who fails to exercise his seniority within 24 hours after being notified of displacement will forfeit his right to a displacement. The 24 hour period will begin at the end of the tour of duty the engineer is currently assigned or from when he receives notification of his displacement, whichever is later.

15. It is recognized that the contract calls for six (6) Home Terminal Engineers on the Southern Division. In the event there are not six regular assignment positions on the Southern Division, then there will be advertised position(s) for "Home Terminal Engineer - No Assigned Job" to make up the difference.

16. Engineers holding regular assignments (local and road pool) will be allowed to pass provided that there is a qualified engineer confirmed to be available to provide the required service.


Modifications:

The parties agree to work together to make changes and adjustments to the procedures set forth above for each terminal for their mutual benefit as circumstances arise.

                                                                Page

   Preamble......................................................  2

   ARTICLE I - Wages.............................................  3

   ARTICLE II - On-Off Duty Points - Home Terminals..............  4

   ARTICLE III - Seniority.......................................  5

   ARTICLE IV - Guaranteed Work Week.............................  7

   ARTICLE V - Examination and Instruction Classes...............  7

   ARTICLE VI - Basis of Day's Work..............................  8

   ARTICLE VII - Meal Period and Car Allowance...................  8

   ARTICLE VIII - Bereavement....................................  9

   ARTICLE IX - Holidays......................................... 10

   ARTICLE X - Vacation.......................................... 11

   ARTICLE XI - Jury Duty........................................ 12

   ARTICLE XII - Leave of Absence................................ 13

   ARTICLE XIII - Time Limit on Claims........................... 14

   ARTICLE XIV - Discipline and Investigations................... 17

   ARTICLE XV - Special Board of Adjustment...................... 21

   ARTICLE XVI - Union Shop...................................... 23

   ARTICLE XVII - Union Shop - Dues Deduction.................... 24

   ARTICLE XVIII - Insurance Coverage............................ 25

   ARTICLE XIX - Miscellaneous................................... 27

   ARTICLE XX - Effect and Duration of Agreement................. 34

   ARTICLE XXI - Operation Red Block Agreement................... 34